UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

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FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a definitive proxy statement and an accompanying GREEN proxy card with the SEC with regard to the Annual Meeting.

Item 1:  On April 16, 2014, FrontFour issued the following press release:

FRONTFOUR CORRECTS SENSIENT’S REPEATED MISSTATEMENTS REGARDING FRONTFOUR’S FOUR HIGHLY QUALIFIED NOMINEES

Urges Sensient Shareholders to Send a Strong Message to Sensient that Change Is Warranted By
Voting on FrontFour’s GREEN Proxy Card

GREENWICH, Conn., April 16, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today responded to Sensient Technologies Corporation’s (NYSE:SXT) (the “Company” or “Sensient”) repeated misstatements attacking the qualifications and backgrounds of its  four highly qualified nominees, James R. Henderson, James E. Hyman, Stephen E. Loukas and William E. Redmond, Jr.

To set the record straight, each of FrontFour’s nominees have deep and relevant experience to execute operational restructurings, strong cumulative experience across industries including chemicals, and dynamic financial backgrounds, to move Sensient in the right direction.

✓
James R. Henderson has significant restructuring experience that is very relevant to the issues facing Sensient today.  Given Mr. Henderson’s background in restructuring, it is only natural for him to have overseen company bankruptcies.  To suggest that Mr. Henderson is responsible for these bankruptcies or value destruction is misleading at best.  In addition, Mr. Henderson has the unique perspective of serving not only as an operator but also an effective overseer of management, having served on 9 public company boards and as Chief Executive Officer of various companies across multiple industries.

✓
James E. Hyman has relevant industry and international experience, currently serving as President and CEO of TestAmerica Laboratories, Inc., the nation’s largest laboratory network providing advanced testing services serving major industrial corporations at over 90 locations in the U.S. and globally, and previously serving in senior executive positions at Starwood Hotels & Resorts, implementing a global initiative throughout the U.S., South America, Europe and the Middle East, and GE Capital, overseeing operations in Europe and India.  Mr. Hyman’s depth of experience serving as a director of two public companies as well as his diverse business leadership roles with large, global private companies will allow him to assist the Board with the challenges facing the Company’s international business.  Mr. Hyman’s operator’s perspective can also assist management in more efficiently allocating its R&D budget.

✓
Stephen E. Loukas can bring an owners-perspective to the Board, something clearly lacking on the current Board.  Despite an average tenure of 13 years, the current Board, excluding former CEO and current Chairman of the Board, Kenneth Manning, collectively directly owns just 0.25% of the Company’s outstanding common stock.  In contrast, FrontFour owns approximately $40 million of stock in Sensient.  Accordingly, Mr. Loukas’ principal goal will be to maximize the value of Sensient for the benefit of ALL shareholders.  In addition, Mr. Loukas has broad-based knowledge of the specialty chemical industry, having overseen FrontFour’s extensive positions within the chemical industry, including the firm’s investments in Ferro Corporation and Zoltek Companies, Inc., which yielded significant value creation for shareholders.

✓
William E. Redmond, Jr. has extensive executive and board experience, including direct industry experience, having served as an executive officer and/or director of eighteen (18) different public and private companies since 1996. The Company attempts to impugn the reputation of Mr. Redmond by raising a trade secrets lawsuit he was party to nearly two decades ago with PepsiCo, Inc. What Sensient neglects to tell you, is that the Federal court in that case found no instances of misappropriation of trade secrets, nor were fines levied against Mr. Redmond.  In addition, this matter has been fully vetted by the 18 board and/or managerial positions that Mr. Redmond has held since the case. More importantly, during his entire 8½ year tenure as CEO of General Chemical Corporation and its predecessor GenTek, Inc., a manufacturer of performance chemicals, Mr. Redmond created substantial equity value in each of their respective chemical businesses, with EBITDA margins consistently higher than that of Sensient.  Mr. Redmond also has significant restructuring experience, having been brought into companies to oversee a turnaround.  For Sensient to allege that Mr. Redmond led these companies into bankruptcy is disturbingly misleading.

In contrast, the incumbent Board is stale.  The four incumbent directors FrontFour has targeted, James A.D. Croft, William V. Hickey, Kenneth P. Manning and Essie Whitelaw, have an average tenure of 20 years, with Croft and Hickey having each served on the Board for 17 years; Kenneth Manning for 25 years; and Whitelaw for 21 years.  In addition, as highlighted by Glass Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, in its report recommending that shareholders vote on FrontFour’s GREEN proxy card to elect three of FrontFour’s nominees, Glass Lewis noted:

“Ms. Whitelaw and Mr. Croft served on the compensation committee in each of the last three years, during periods when the Company consistently failed to fairly link executive compensation with Company performance. While the incumbent board has recently taken steps to reform compensation practices, we believe shareholders should be concerned by the inertia exhibited by these directors in addressing compensation deficiencies.”

Institutional Shareholder Services, Inc. (“ISS”), another leading proxy advisory firm, also raised serious concerns about the effectiveness of Sensient’s corporate governance in recommending that shareholders WITHHOLD votes from the entire Sensient Board on management’s proxy card, noting, “A litany of governance concerns and related party activities over the lengthy tenures of the incumbent directors… raise serious concerns about the board's oversight and the effectiveness of corporate governance at this company.”

ISS also stated in their report that shareholders who prefer to send a stronger message than simply withholding on the management card, may wish to register their concern about the Board’s poor governance practices and need for stronger independence from management by voting for FrontFour nominee James E. Hyman on FrontFour’s GREEN proxy card.  ISS noted that Mr. Hyman’s prior experience, “…is likely to bring a usefully broader perspective on the value of good governance practices and board independence from management.”

FRONTFOUR URGES ALL SHAREHOLDERS TO VOTE THE GREEN PROXY CARD TODAY TO ELECT FRONTFOUR’S HIGHLY QUALIFIED DIRECTOR NOMINEES.

Shareholders who have any questions, or require assistance with their vote, should contact FrontFour’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or (877) 566-1922, or by email at info@okapipartners.com.

Contacts:

Stephen Loukas FrontFour Capital Group LLC 35 Mason Street, 4th Floor Greenwich, CT 06830 203-274-9050	Bruce H. Goldfarb/Charles W. Garske/Lisa Patel Okapi Partners LLC (212) 297-0720 info@okapipartners.com